Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2024 FOURTH QUARTER AND FULL YEAR RESULTS

Achieves Diluted EPS of $5.12;

Diluted EPS Before Impairment of $5.18 Exceeds Expectations;

Reaffirms 2025 Guidance and Announces 7% Increase in Cash Dividend

New York, New York, February 25, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) today reported record results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter & Full Year Highlights: ($ in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net Sales	$362	$329	10%	$1,452	$1,318	10%
Gross Margin	64.5%	64.7%	(20 bps)	63.9%	63.7%	+20 bps
Operating Income before impairment loss	$40	$19	112%	$279	$251	11%
Operating Margin before impairment loss	11.1%	5.7%	+530 bps	19.2%	19.1%	+10 bps
Impairment loss	$4	-	NA	$4	-	NA
Operating Income	$36	$19	91%	$275	$251	9%
Operating Margin	10.0%	5.7%	+420 bps	18.9%	19.1%	(20 bps)
Net Income attributable to Interparfums, Inc.	$24	$10	133%	$164	$153	8%
Diluted EPS	$0.75	$0.32	132%	$5.12	$4.75	8%
Diluted EPS before impairment loss	$0.82	$0.32	156%	$5.18	$4.75	9%

The average dollar/euro exchange rate for the 2024 fourth quarter was 1.07 compared to 1.08 in the 2023 fourth quarter leading to a negative 0.2% foreign exchange impact. For the full year, the average dollar/euro exchange rate was 1.08, in line with 2023.

NA – not applicable

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums noted, “2024 was our best year ever. Among the highlights were: record sales and profits, successful product launches and brand extensions, plus a better-than-expected first year managing Lacoste and Roberto Cavalli (“Cavalli”) brand fragrances.

“Our sales growth of 10% for both the fourth quarter and the full year was broad-based across our portfolio, reflecting strong demand for our key brands worldwide.

“Our current top six brands, representing approximately 70% of our net sales, increased 5% and 4% during the fourth quarter and full year, respectively. Notably, all of our key markets strengthened with our largest markets, North America, Western Europe and Asia/Pacific, achieving gains of 6%, 21% and 3%, respectively, compared to 2023 for the full year.

“The Middle East and Africa, Eastern Europe, and Central and South America also achieved top line growth of 5%, 14% and 17%, respectively, compared to 2023 for the full year. Furthermore, travel retail continued to strengthen, driven by the increase of travel frequency, distribution expansion, and enhanced consumer experience with our brands.”

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Mr. Madar continued, “Jimmy Choo, the largest brand in our portfolio, increased sales by 7% for the year, largely driven by the ongoing success of the I Want Choo franchise. GUESS also had a stellar year, growing 13% as a result of the continued robust performance of its legacy scents, plus the initial success of our new pillar, GUESS Iconic (women). The brand entered 2025 with very strong programs and momentum from the fashion house.

“Lacoste and Cavalli performed very well in their first year under our expertise, and combined, exceeded $115 million in sales behind healthy demand. We expect further growth in the coming years as these two brands continue to leverage our knowledge and build their global presence.”

“2025 will be a pivotal year for Interparfums. We have an aggressive line-up of new pillars and extensions making their debut for both our European and United States based operations. In addition, we are putting the finishing touches on our first proprietary niche brand, Solférino, and plan to launch the collection this summer through an ultra-selective distribution, including our own boutique in Paris later in the year.”

Mr. Madar closed by saying, “Our business is benefitting from the broad shift into prestige and luxury fragrances, which resulted in healthy sell-out across our prestige portfolio at year end, setting the stage for a solid level of reorders in the first half of 2025.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums pointed out, “In 2024, excluding the previously communicated supplemental non-recurring, non-cash impairment loss of $4 million for Rochas Fashion, we delivered earnings per diluted share (“EPS”) of $5.18, beating our guidance of $5.15. Our reported EPS was $5.12, on a diluted basis, reaching an all-time high in the Company’s history.

“Consolidated gross margin for the year was 63.9% and expanded 20 basis points from 63.7% driven by favorable segment mix and the impact of certain one-time expenses related to inventory in 2023.

“SG&A as a percentage of net sales was 44.7% in 2024, which is in line with the previous year. The percentage change was nominal as increased amortization cost from the addition of the Lacoste license, which represented $6 million for the year, was partially offset due to advertising and promotional (“A&P”) activities by our European based operations growing slower than our consolidated sales in 2024. We invested $281 million on A&P strategies, a 7% increase compared to 2023, which amounted to 19.3% of net sales.

“These factors led to $279 million in operating income before impairment loss, an 11% increase compared to 2023, and an operating profit margin before impairment loss of 19.2%, up slightly from 19.1% in 2023.

“We closed the year in a strong financial position with $235 million in cash, cash equivalents and short-term investments, and working capital of $582 million. Despite sales growth, inventory was flat compared to last year as we began to realize the benefit of our inventory optimization programs. We also significantly improved our cash conversion cycle, delivering operating cash flow equivalent to 92% of net income, up from 56% in 2023. Long-term debt approximated $157 million.”

Reaffirms 2025 Guidance

Mr. Atwood concluded, “The fragrance market remains robust, albeit at a more moderated pace compared to recent years, influenced in part by retail destocking. Despite the current economic uncertainty and unfavorable foreign exchange impacts, we remain confident that our 2025 guidance, which calls for net sales of $1.51 billion and EPS of $5.35, a 4% increase for both, is achievable.”

Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Announcement of Increased Cash Dividend

In February 2025, Interparfums’ Board of Directors approved an increase in the annual cash dividend rate to $3.20 per share, up 7% from $3.00 per share. This dividend increase reflects the Board’s continued confidence in the Company’s financial strength and ability to achieve long-term, sustainable sales and earnings growth.

The next quarterly cash dividend of $0.80 per share is payable on March 28, 2025, to shareholders of record on March 14, 2025.

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Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, February 26, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:          (877) 423-9820

International:              (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' most recent annual report on Form 10-K, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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INTERPARFUMS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

December 31, 2024, and 2023

(In thousands except share and per share data)

Assets	2024	2023
Current assets:
Cash and cash equivalents	$125,433	$88,462
Short-term investments	109,311	94,304
Accounts receivable, net	274,705	247,240
Inventories	371,920	371,859
Receivables, other	6,122	7,012
Other current assets	27,035	29,458
Income taxes receivable	306	691
Total current assets	914,832	839,026
Property, equipment and leasehold improvements, net	153,773	169,222
Right-of-use assets, net	24,603	28,613
Trademarks, licenses and other intangible assets, net	282,484	296,356
Deferred tax assets	17,034	14,545
Other assets	18,535	21,567
Total assets	$1,411,261	$1,369,329
Liabilities and Equity
Current liabilities:
Loans payable - banks	$8,311	$4,420
Current portion of long-term debt	41,607	29,587
Current portion of lease liabilities	6,087	5,951
Accounts payable - trade	91,049	97,409
Accrued expenses	172,758	178,880
Income taxes payable	12,615	8,498
Total current liabilities	332,427	324,745
Long–term debt, less current portion	115,734	127,897
Lease liabilities, less current portion	20,455	24,517
Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares: none issued	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares: outstanding, 32,110,170 and 32,004,660 shares on December 31, 2024, and 2023, respectively	32	32
Additional paid-in capital	106,702	98,565
Retained earnings	763,240	693,848
Accumulated other comprehensive loss	(72,239)	(40,188)
Treasury stock, at cost, 9,981,665 and 9,981,665 common shares on December 31, 2024, and 2023, respectively	(52,864)	(52,864)
Total Interparfums, Inc. shareholders’ equity	744,871	699,393
Noncontrolling interest	197,774	192,777
Total equity	942,645	892,170
Total liabilities and equity	$1,411,261	$1,369,329

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INTERPARFUMS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$ 361,504	$ 328,739	$ 1,452,325	$ 1,317,675
Cost of sales	128,465	116,029	524,984	478,597
Gross margin	233,039	212,710	927,341	839,078
Selling, general and administrative expenses	193,034	193,830	648,540	587,696
Impairment loss	4,005	--	4,005	--
Income from operations	36,000	18,880	274,796	251,382

Other expenses (income):
Interest expense	2,099	4,223	7,825	11,253
Loss (gain) on foreign currency	(2,000)	2,238	1,085	1,582
Interest and investment income	(528)	(2,308)	(2,218)	(10,729)
Other income	(252)	(192)	(287)	(317)
	(681)	3,961	6,405	1,789
Income before income taxes	36,681	14,919	268,391	249,593
Income taxes	9,984	6,689	64,958	61,817
Net income	26,297	8,230	203,433	187,776
Less: Net income attributable to the noncontrolling interest	2,469	(2,190)	39,075	35,122
Net income attributable to Interparfums, Inc.	$ 24,228	$ 10,420	$ 164,358	$ 152,654

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$ 0.76	$ 0.33	$ 5.13	$ 4.77
Diluted	$ 0.75	$ 0.32	$ 5.12	$ 4.75

Weighted average number of shares outstanding:
Basic	32,056	31,977	32,037	31,994
Diluted	32,135	32,112	32,124	32,140
Dividends declared per share	$ 0.750	$ 0.625	$ 3.00	$ 2.50

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